Exhibit 99.1

Contact:	Hal S. Jones	For Immediate Release
	(202) 334-6645	May 6, 2011

THE WASHINGTON POST COMPANY REPORTS

FIRST QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income available for common shares of $15.2 million ($1.87 per share) for its first quarter ended April 3, 2011, compared to net income available for common shares of $45.4 million ($4.91 per share) in the first quarter of last year. Net income includes $6.2 million ($0.67 per share) in losses from discontinued operations for the first quarter of 2010. Income from continuing operations available for common shares was $51.6 million ($5.58 per share) for the first quarter of 2010. As a result of the Company’s share repurchases, there were 12% fewer diluted average shares outstanding in 2011.

Results for the first quarter of 2011 included a $30.7 million write-down of a marketable equity security (after-tax impact of $19.8 million, or $2.44 per share).

Revenue for the first quarter of 2011 was $1,063.6 million, down 7% from $1,142.0 million in 2010. The Company reported operating income of $52.0 million in the first quarter of 2011, compared to operating income of $103.1 million in 2010. Revenues were down at the education and television broadcasting divisions, while revenues at the cable television and newspaper publishing divisions were about even with 2010. Operating results declined at all of the Company’s divisions for the quarter, except for a small improvement at the newspaper publishing division.

Kaplan Higher Education (KHE) results declined significantly in the first quarter of 2011, due primarily to lower student enrollments. The Company expects KHE’s operating income to continue to decline very substantially for the remainder of 2011 versus prior year performance, due to lower student enrollment levels. Kaplan is formulating plans that are expected to result in restructuring and other costs that may be material in 2011, but should establish lower cost levels in future periods.

Division Results

Education

Education division revenue totaled $640.6 million for the first quarter of 2011, a 10% decline from revenue of $711.4 million for the first quarter of 2010. Kaplan reported first quarter 2011 operating income of $15.5 million, down from $57.9 million in the first quarter of 2010.

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A summary of Kaplan’s first quarter operating results compared to 2010 is as follows:

	First Quarter
(In thousands)	2011	2010	% Change
Revenue
Higher education	$390,279	$478,751	(18)
Test preparation	73,365	73,815	(1)
Kaplan international	148,687	133,985	11
Kaplan ventures	28,967	27,169	7
Kaplan corporate	1,117	1,291	(13)
Intersegment elimination	(1,786)	(3,629)	—

	$640,629	$711,382	(10)

Operating income (loss)
Higher education	$50,483	$91,604	(45)
Test preparation	(12,676)	(11,770)	(8)
Kaplan international	547	4,527	(88)
Kaplan ventures	(5,494)	(7,421)	26
Kaplan corporate	(12,443)	(13,190)	6
Kaplan stock compensation	825	(535)	—
Amortization of intangible assets	(5,512)	(5,276)	(4)
Intersegment elimination	(231)	9	—

	$15,499	$57,948	(73)

In the first quarter of 2011, Kaplan made several changes to its operating and reporting structure. Kaplan’s domestic professional training business moved from Test Preparation to Kaplan Higher Education, and Kaplan Continuing Education moved from Kaplan Ventures to Kaplan Higher Education. These businesses were integrated with Kaplan University to become part of the Kaplan University School of Continuing and Professional Education. The comparative division results presented above reflect these changes.

Kaplan Higher Education includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also now includes the domestic professional training and other continuing education businesses. In the first quarter of 2011, higher education revenue declined 18% due to a decline in average enrollment. Operating income decreased 45% due to lower revenue and increased regulatory compliance costs, offset by a reduction in advertising costs and other expense reductions associated with lower enrollments.

During the fourth quarter of 2010, KHE implemented a number of marketing and admissions changes to increase student selectivity. These changes will help KHE comply with pending and proposed regulations. In addition, KHE implemented the Kaplan Commitment program, which provides first-time students with a risk-free trial period. Under the Kaplan Commitment program, KHE also monitors academic progress and conducts academic assessments to help determine whether students are likely to be successful in their chosen course of study. Students who withdraw or are subject to academic dismissal during the risk-free trial period do not incur any significant financial obligation. These changes, along with improving economic conditions and falling unemployment, which generally reduces demand, have resulted in a 48% decline in new enrollments versus the prior year. Management estimates that without the Kaplan Commitment, this decline would have been approximately 41%. Management also estimates that revenue for the first quarter of 2011 would have been approximately $13.0 million higher if the Kaplan Commitment had not been implemented. KHE does not recognize tuition revenue for students during the risk-free period.

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As a result of these factors, KHE’s operating results declined significantly in the first quarter of 2011. KHE revenues and operating results are expected to continue to be adversely impacted by the move to increase student selectivity, changes in regulations and other business practices, the Kaplan Commitment and overall economic conditions.

A summary of KHE student enrollments, excluding the Kaplan University School of Continuing and Professional Education, at March 31, 2011, and March 31, 2010, is as follows:

	Student Enrollments As of March 31,		% Change
	2011	2010

Kaplan University	61,724	78,758	(22)
Kaplan Higher Education Campuses	30,569	40,535	(25)

	92,293	119,293	(23)

Kaplan University enrollments included 7,928 and 8,244 campus-based students as of March 31, 2011, and March 31, 2010, respectively.

Kaplan University and Kaplan Higher Education Campuses enrollments at March 31, 2011, and March 31, 2010, by degree and certificate programs, are as follows:

	As of March 31,
	2011	2010
Certificate	23.1%	26.2%
Associate’s	33.4%	34.1%
Bachelor’s	34.2%	33.5%
Master’s	9.3%	6.2%

	100%	100%

Test preparation includes Kaplan’s standardized test preparation and tutoring offerings and other businesses. In the first quarter of 2010, the Company discontinued certain offerings of the K12 business; $4.6 million in severance and other closure costs were recorded in the first quarter of 2010 in connection with this plan. In the fourth quarter of 2010, Kaplan Test Preparation began implementing a plan to reorganize its business consistent with the migration of students to Kaplan’s online and hybrid test preparation offerings, reducing the number of leased test preparation centers. In the first quarter of 2011, implementation of the plan continued and $2.3 million in additional costs were incurred. This plan is expected to be largely completed by the end of 2011, and the Company estimates that approximately $10.0 million in additional costs will be incurred.

Test preparation revenue declined 1% in the first quarter of 2011 due to the termination of certain K12 offerings. Revenue at the traditional test preparation programs in 2011 was essentially flat. Strong enrollment increases, particularly in the Pre-College and Nursing programs, were offset by reduced prices for many programs related to increased competition and a shift in demand to lower priced online test preparation offerings.

Test preparation operating results were down in the first quarter due to $2.3 million in 2011 restructuring-related charges and reduced prices at the traditional test preparation programs and higher spending to expand online offerings and innovate various programs, offset by $4.6 million in K12-related closure costs in the first quarter of 2010.

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Kaplan International includes professional training and postsecondary education businesses outside the United States, as well as English-language programs. Kaplan International revenue increased 11% in 2011 due to enrollment growth in the pathways and other higher education programs in Singapore. The rise in revenue is also due to increased English-language program revenue and favorable exchange rates in the United Kingdom, Singapore and Australia. Kaplan International operating income declined in the first quarter of 2011 due to up-front spending for admission and occupancy at its Asian and United Kingdom businesses to support expanding operations. In May 2011, Kaplan Australia announced the acquisition of Franklyn Scholar, a leading national provider of work-based vocational training in Australia.

Kaplan Ventures is made up of a number of businesses in various stages of development that are managed separately from the other education businesses. Revenue at Kaplan Ventures increased 7% in the first quarter of 2011. Kaplan Ventures reported an operating loss of $5.5 million in the first quarter of 2011, compared to an operating loss of $7.4 million in the first quarter of 2010, respectively.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor shared activities.

Cable Television

Cable television division revenue increased slightly in the first quarter of 2011 to $190.3 million, from $189.4 million for the first quarter of 2010. The revenue increase in 2011 is due to continued growth of the division’s cable modem and telephone revenues, offset by an increase in promotional discounts.

Cable television division operating income in the first quarter of 2011 decreased to $37.7 million, from $42.5 million in the first quarter of 2010. The division’s operating income declined primarily due to increased programming, technical and sales costs.

At March 31, 2011, Revenue Generating Units (RGUs) were up 5% from the prior year due to growth in high-speed data and telephony subscribers, offset by a decrease in basic and digital subscribers. A summary of RGUs is as follows:

Cable Television Division Subscribers	March 31, 2011	March 31, 2010

Basic	647,471	667,314
Digital	217,714	219,699
High-speed data	440,215	405,311
Telephony	166,559	113,826

Total	1,471,959	1,406,150

Newspaper Publishing

Newspaper publishing division revenue totaled $155.0 million for the first quarter of 2011, down slightly from revenue of $155.8 million for the first quarter of 2010. Print

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advertising revenue at The Washington Post decreased 8% to $63.2 million, from $68.7 million in 2010. The decline is largely due to reductions in retail and classified advertising. Revenue generated by the Company’s newspaper online publishing activities, primarily washingtonpost.com and Slate, increased 8% to $25.7 million for the first quarter of 2011, versus $23.7 million for the first quarter of 2010. Display online advertising revenue grew 9%, and online classified advertising revenue on washingtonpost.com was up 6%.

For the first quarter of 2011, Post daily circulation decreased 2.9% and Post Sunday circulation decreased 3.4%, compared to the first quarter of 2010. Average daily circulation in the first quarter of 2011 totaled 545,900, and average Sunday circulation totaled 753,400.

The newspaper division reported an operating loss of $12.8 million in the first quarter of 2011, compared to an operating loss of $13.8 million in the first quarter of 2010. Operating results improved in the first quarter of 2011 due to a $3.1 million loss recorded on an office lease in the first quarter of 2010, offset by a small increase in overall costs. Newsprint expense was even in the first quarter of 2011 compared to the first quarter of 2010.

Television Broadcasting

Revenue for the broadcast division declined 2% in the first quarter of 2011 to $72.2 million, from $73.5 million in 2010; operating income for the first quarter of 2011 decreased 6% to $19.6 million, from $20.9 million in the first quarter of 2010. The decline in revenue and operating income is due to the absence of $4.7 million in incremental winter Olympics-related advertising at the Company’s NBC affiliates in the first quarter of 2010, and a $1.8 million decrease in political advertising revenue, offset by increases in other categories.

Other Businesses and Corporate Office

Other businesses includes the operating results of Avenue100 Media Solutions and other small businesses. In the first quarter of 2011, revenues declined substantially due to volume declines as a result of changes implemented at Avenue100 Media Solutions to improve lead quality. Operating results decreased due to these revenue declines, along with increased costs at the Company’s digital businesses managed at the corporate office.

Equity in Earnings (Losses) of Affiliates

The Company’s equity in earnings for the first quarter of 2011 was $3.7 million, compared with losses of $8.1 million in the first quarter of 2010. The change is due to improved results at the Company’s Bowater Mersey Paper Company affiliate.

The Company holds a 49% interest in Bowater Mersey Paper Company, a 16.5% interest in Classified Ventures, LLC and interests in several other affiliates.

Other Non-Operating (Expense) Income

The Company recorded other non-operating expense, net, of $24.0 million for the first quarter of 2011, compared to other non-operating expense, net, of $3.3 million for the first quarter of 2010. The 2011 non-operating expense, net, included a $30.7 million write-down of a

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marketable equity security (Corinthian Colleges, Inc.), offset by a $3.8 million gain on the sale of a cost method investment and $2.7 million in unrealized foreign currency gains and other items. The 2010 non-operating expense, net, included $3.3 million in unrealized foreign currency losses.

Net Interest Expense

The Company incurred net interest expense of $7.0 million for the first quarter of 2011, compared to $7.3 million for the first quarter of 2010. At April 3, 2011, the Company had $399.8 million in borrowings outstanding, at an average interest rate of 7.2%.

Provision for Income Taxes

The effective tax rate for the first quarter of 2011 was 36.8%, compared to 38.4% for the first quarter of 2010.

Discontinued Operations

On September 30, 2010, the Company completed the sale of Newsweek. Consequently, the Company’s income from continuing operations for the prior year excludes magazine publishing operations, which have been reclassified to discontinued operations, net of tax.

Earnings (Loss) Per Share

The calculation of diluted earnings per share for the first quarter of 2011 was based on 8,119,373 weighted average shares outstanding, compared to 9,240,951 for the first quarter of 2010. In the first quarter of 2011, the Company repurchased 281,754 shares of its Class B common stock at a cost of $121.4 million. At April 3, 2011, there were 7,954,157 shares outstanding.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	First Quarter		%
	2011	2010	Change

Operating revenues	$1,063,612	$1,142,031	(7)
Operating expenses	(940,887)	(970,814)	(3)
Depreciation	(63,914)	(61,598)	4
Amortization of intangible assets	(6,808)	(6,516)	4

Operating income	52,003	103,103	(50)
Equity in earnings (losses) of affiliates, net	3,737	(8,109)	—
Interest income	982	326	—
Interest expense	(7,961)	(7,579)	5
Other expense, net	(24,032)	(3,321)	—

Income from continuing operations before income taxes	24,729	84,420	(71)
Provision for income taxes	(9,100)	(32,400)	(72)

Net income from continuing operations	15,629	52,020	(70)
Loss from discontinued operations, net of tax	—	(6,192)	—

Net income	15,629	45,828	(66)
Net (income) loss attributable to noncontrolling interest	(14)	12	—

Net income attributable to The Washington Post Company	15,615	45,840	(66)
Redeemable preferred stock dividends	(461)	(461)	—

Net income available for The Washington Post Company common stockholders	$15,154	$45,379	(67)

Amounts attributable to The Washington Post Company common stockholders:
Income from continuing operations	$15,154	$51,571	(71)
Loss from discontinued operations, net of tax	—	(6,192)	—

Net income	$15,154	$45,379	(67)

Per share information attributable to The Washington Post Company common stockholders:
Basic income per common share from continuing operations	$1.87	$5.58	(66)
Basic loss per common share from discontinued operations	—	(0.67)	—

Basic net income per common share	$1.87	$4.91	(62)

Basic average shares outstanding	8,045,500	9,174,845

Diluted income per common share from continuing operations	$1.87	$5.58	(66)
Diluted loss per common share from discontinued operations	—	(0.67)	—

Diluted earnings per share	$1.87	$4.91	(62)

Diluted average shares outstanding	8,119,373	9,240,951

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	First Quarter		%
	2011	2010	Change
Operating Revenues:
Education	$640,629	$711,382	(10)
Cable television	190,280	189,358	0
Newspaper publishing	154,997	155,771	0
Television broadcasting	72,183	73,482	(2)
Other businesses	6,662	14,134	(53)
Corporate office	—	—	—
Intersegment elimination	(1,139)	(2,096)	46

	$1,063,612	$1,142,031	(7)

Operating Expenses:
Education	$625,130	$653,434	(4)
Cable television	152,573	146,822	4
Newspaper publishing	167,824	169,523	(1)
Television broadcasting	52,592	52,571	0
Other businesses	11,701	14,967	(22)
Corporate office	2,928	3,707	(21)
Intersegment elimination	(1,139)	(2,096)	46

	$1,011,609	$1,038,928	(3)

Operating Income (Loss):
Education	$15,499	$57,948	(73)
Cable television	37,707	42,536	(11)
Newspaper publishing	(12,827)	(13,752)	7
Television broadcasting	19,591	20,911	(6)
Other businesses	(5,039)	(833)	—
Corporate office	(2,928)	(3,707)	21

	$52,003	$103,103	(50)

Depreciation:
Education	$21,893	$18,748	17
Cable television	31,786	31,626	1
Newspaper publishing	6,900	7,884	(12)
Television broadcasting	3,110	3,137	(1)
Other businesses	81	59	37
Corporate office	144	144	—

	$63,914	$61,598	4

Amortization of intangible assets:
Education	$5,512	$5,276	4
Cable television	73	76	(4)
Newspaper publishing	290	282	3
Television broadcasting	—	—	—
Other businesses	933	882	6
Corporate office	—	—	—

	$6,808	$6,516	4

Pension Credit (Expense):
Education	$(1,552)	$(1,349)	15
Cable television	(518)	(468)	11
Newspaper publishing	(6,705)	(5,560)	21
Television broadcasting	(646)	(262)	—
Other businesses	(17)	(15)	13
Corporate office	9,297	8,089	15

	$(141)	$435	—

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